EXHIBIT 23.2

Consent of The JAAG Group

January 26, 2009

The Board of Directors
Premiere Global Services, Inc.
The Terminus Building
3280 Peachtree Road, NW
Suite 1000
Atlanta, Georgia 30305-2422

Re:  Consent of The JAAG Group

Members of the Board:

The JAAG group hereby consents to the use in the Form 10-K for the Fiscal Year Ended December 31, 2007, and any amendments thereto, by Premiere Global Services, Inc. of references to, and descriptions of, our market survey conducted in January 2008, and references to our firm name therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

THE JAAG GROUP

By: /s/ David K. Francis
Name: David K. Francis
Title: Managing Partner